Exhibit 99.1

        Standard Parking Announces Termination of Discussions to Acquire
              System Parking Operations in Illinois and Wisconsin


     CHICAGO--(BUSINESS WIRE)--Nov. 28, 2005--Standard Parking Corporation (NASDAQ:STAN) announced today that it has terminated discussions to acquire the Illinois and Wisconsin parking operations of System Parking, Inc.
     Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 1,900 parking facilities, containing over one million parking spaces in close to 300 cities across the United States and Canada. In addition, the Company manages parking-related and shuttle bus operations serving more than 60 airports.


     CONTACT: Standard Parking Corporation
              G. Marc Baumann, 312-274-2199
              mbaumann@standardparking.com